Exhibit 99.1

[PRESS RELEASE]

Block Communications, Inc. Reports Second Quarter 2003 Results

Toledo, OH- Tuesday, August 5, 2003
Block Communications, Inc. (the “Company”) today announced its results for the quarter ended June 30, 2003.

The Company is a privately held diversified media company with primary operations in cable television, newspaper publishing and television broadcasting. The Company had approximately 151,400 basic cable subscribers at June 30, 2003, with cable systems based in Toledo and Sandusky, Ohio. The primary cable system is located in the greater Toledo, Ohio metropolitan area and serves approximately 132,000 subscribers. This system has been 100% rebuilt to 870 MHz, excluding approximately 1,100 of the subscribers acquired in the like-kind exchange of Monroe Cablevision. The Company publishes two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania and The Blade in Toledo, Ohio, with combined daily and Sunday average paid circulation of approximately 382,800 and 594,000, respectively as of June 30, 2003. The Company owns and operates four television stations- two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio- and is a two-thirds owner of a television station in Decatur, Illinois. The Company also owns other communication operations including a telecom business serving Toledo, Northwest Ohio and parts of Southeast Michigan and a commercial and residential security business.

     For the three month period ended June 30, 2003, the Company had net revenues of $107.8 million, an increase of $1.7 million, or 1.6%, as compared to the same period of the prior year. This increase was attributable to cable and broadcasting advertising revenue growth, partially offset by decreases in publishing and other communications revenue as discussed below.

     Cable revenue for the quarter was $27.4 million, an increase of $2.1 million, or 8.4%, as compared to the same period of 2002. The increase in cable revenue was principally the result of an increase of $5.22, to $60.11, in the average monthly revenue per basic subscriber, based on the average number of subscribers throughout the quarter. An increase in the monthly basic cable service charge and continued rollout of new services drove the increase in average monthly revenue per subscriber. Average monthly high-speed data revenue per customer of $45.34 decreased $1.27 as compared to the second quarter of 2002. This decrease is primarily due to digital packaging discounts offered as part of the aggressive digital marketing campaign launched during the third quarter of 2002. For the quarter ended June 30, 2003, average monthly digital revenue per home was $14.59, a decrease of $1.78 as compared to the same period of the prior year. This decrease is due to a change in the composition of the digital subscriber base. At the start of the digital launch, the subscriber base consisted primarily of early adopters who, on average, purchased higher tiers of digital service, whereas later subscribers opted, on average, for lower tiers of service, thereby reducing per-subscriber revenue. This shift in the subscriber base is a result of the aggressive marketing campaign mentioned above.

     Revenue generating units increased in the digital and high-speed data categories during the quarter ended June 30, 2003. Net digital additions totaled 2,118 during the quarter, resulting in 32,978 digital homes as of June 30, 2003. Net high-speed data additions totaled 1,115 during the quarter, resulting in 25,621 high-speed data customers as of June 30, 2003. Basic subscribers at the end of the period totaled 151,353, a decrease of 687 basic subscribers in the second quarter of 2003 primarily due to an increase in non-pay disconnects and fewer installations in the Toledo system resulting from economic conditions offset by seasonal growth in the Erie County system.

     Publishing revenue for the quarter was $64.2 million, a decrease of $474,000, or 0.7%, as compared to the second quarter of 2002. The decrease consisted of a $248,000, or 0.5%, decrease in advertising revenue due primarily to a decrease in retail and classified advertising of $639,000, or 2.4%, and $1.3 million, or 6.6%, respectively, resulting from continued economic softness. These decreases were partially offset by an increase in national advertising of $1.3 million, or 18.7%. For the second quarter of 2003, circulation revenue decreased $229,000, or 1.9%, primarily due to a decrease in single copy revenue resulting from economic conditions and a decrease in the average earned rate per copy. Other revenue, which consists of third party and total market delivery, was consistent with the same quarter of the previous year.

     Broadcasting revenue for the quarter was $10.2 million, an increase of $527,000, or 5.4%, as compared to the three months ended June 30, 2002. The increase in broadcasting revenue was due to an increase in local and political advertising revenue of $361,000 and $203,000, respectively, partially offset by an increase in agency commissions of $100,000. Combined regional and national advertising were consistent with prior periods.

     Other communications revenue for the quarter was $6.1 million, a decrease of $427,000, or 6.6%, as compared to same period of the prior year. This is partially due to a decrease in our security system sales revenue of $366,000, resulting from a planned reduction in the growth of our security business with the intent of improving operating margins and controlling capital investments. Telecom revenue for the quarter was $4.5 million, a decrease of $61,000, due to a planned decrease in long-distance revenue of $141,000, offset by an increase in telecom switched services revenue. During the second quarter of 2003, the telecom switched services revenue increased due to the net addition of 25 new telecom customers, representing a 4.1% increase in the customer base.

     Operating expenses for the quarter were $102.0 million, an increase of $3.0 million, or 3.1%, as compared to the second quarter of 2002. The increase in operating expense was attributable to increased publishing and cable expenses, offset by decreased broadcasting and other communications expenses.

     Cable operating expenses were $24.5 million, an increase of $2.1 million, or 9.6%, as compared to the same period of the prior year. The increase was primarily due to a $1.2 million, or 17.6%, increase in depreciation to $7.7 million. This increase in depreciation is attributable to the capital expenditures associated with the rebuild of our Toledo cable system and continued rollout of cable modems and digital cable service. In addition, depreciation expense for the Erie County system has been accelerated in anticipation of a first quarter 2004 rebuild completion date. Basic cable programming expenses increased $404,000, or 7.2%, to $6.0 million, due to price increases from programming suppliers. Programming expense for the digital tier increased $227,000, due to increase in number of digital subscribers as compared to the same quarter of the prior year.

     Publishing operating expenses were $62.3 million, an increase of $1.1 million, or 1.8%, from the three months ended June 30, 2002. The increase was partially due to a $193,000, or 2.6%, increase in the cost of newsprint and ink, resulting from a weighted-average price per ton increase of $26.79, or 6.2%, partially offset by a 3.3% decrease in consumption from the same period of the prior year. G&A expenses increased $367,000 primarily due to a favorable variance in bad debt expense recognized in the second quarter of 2002 resulting from cash collections on a significant retail account, which had been fully reserved. Other departmental operating costs increased due to contractual wage increases. Depreciation expense increased $186,000 due to the completion of certain components of the Pittsburgh Post-Gazette facility upgrade project in 2003.

     Broadcasting operating expenses were $8.9 million, a decrease of $17,000, or 0.2%, from the same period of the prior year. The decrease results primarily from decreases in general and administrative and broadcast film amortization expense of $290,000 and $74,000, respectively, partially offset by increases in programming and sales expenses of $135,000 and $117,000, respectively.

     Other communications operating expenses were $5.5 million, a decrease of $425,000, or 7.2%, from the same period of 2002. This variance is primarily due to a decrease of $145,000, or 8.1%, in operating expenses related to security alarm system sales and monitoring caused by a decrease in sales volumes, as well as by cost control initiatives. Telecom operating expenses decreased $298,000, or 7.2%, due primarily to a decrease of $198,000 in long-distance expense.

     Operating income decreased $1.3 million as compared to the three months ended June 30, 2002. Cable operating income decreased $35,000 due to increases in depreciation and cable programming expenses, partially offset by revenue growth generated from rate increases and rollout of new services. Publishing operating income decreased $1.6 million, primarily due to decreases in advertising revenue and increased operating expenses as discussed above. Broadcasting operating income increased $545,000 due to increases in advertising revenue and flat operating expenses. Other communications operating income was consistent with the prior year. Corporate general and administrative expenses increased $252,000 from the prior year due to increases in salary expense, professional fees, and amortization of deferred financing costs.

     For the three months ended June 30, 2003, the company reported a loss from continuing operations of $682,000, compared to a loss of $6.6 million reported for the same period of the prior year. This decrease in the loss from continuing operations is primarily due to a $9.0 million loss recognized in the second quarter of 2002 related to the early extinguishment of debt, partially offset by a decrease in the credit for income taxes of $2.3 million, which reflects the tax benefit of the extinguishment loss. The variance from prior year also reflects a decrease in operating income and a $218,000 increase in the expense attributable to the change in fair value of interest rate swaps, partially offset by a decrease in interest expense of $621,000.

     Effective May 31, 2003, the Company suspended operations of Community Communication Services, Inc. (CCS), an alternative advertising distribution company. Results of CCS are reported separately from results of continuing operations for all periods presented. Loss from discontinued operations net of tax decreased $111,000 from the prior year due to cost control measures and the discontinuation of operations in May. The Toledo Blade will fulfill the advertising needs of approximately 60% of CCS customers through the publishing group’s direct mail or total market delivery products.

     As a result of the foregoing, the company reported a net loss of $898,000 for the three months ended June 30, 2003, as compared to a net loss of $6.9 million for the same period of the prior year.

     Depreciation and amortization increased $1.3 million, or 11.2%, as compared to the same period of the prior year. The increase was primarily due to asset additions resulting from the rebuild of our cable system in Toledo, accelerated depreciation expense on the Erie County system and other capital expenditures to maintain operating assets.

     EBITDA increased $247,000, or 1.3%, as compared to the three months ended June 30, 2002. A reconciliation of EBITDA to net income is provided below. EBITDA as a percentage of revenue decreased to 17.6% for the quarter ended June 30, 2003, from 17.7% in the same period of the prior year. The decrease in EBITDA as a percentage of revenue was primarily due to the increase in publishing and cable operating expenses, partially offset by the continued rollout of high margin advanced cable products and overall improvements in our telecom operations. Net loss as a percentage of revenue was 0.8% as of June 30, 2003, as compared to net loss as a percentage of revenue at June 30, 2002 of 6.5%. As discussed above, the second quarter of 2002 included a $5.8 million loss on early extinguishment of debt, net of tax.

     We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization (including amortization of broadcast rights), other non-cash charges, gains or losses on disposition of assets, other non-recurring items, and extraordinary items and after payments for broadcast rights. We have included EBITDA data because such data is commonly used as a measure of performance for media companies and is also used by investors to measure a company’s ability to service debt. EBITDA is also a significant component of the financial covenants contained in our senior debt agreements. EBITDA is not, and should not be used as, an indicator of or alternative to operating income (loss), net income (loss) or cash flow as reflected in our consolidated financial statements, is not intended to represent funds available for debt service, dividends or other discretionary uses, is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States.

     Capital expenditures totaled $14.7 million for the second quarter of 2003, as compared to $6.8 million, including capital leases, for the second quarter of 2002. Capital expenditures for the six months ended June 30, 2003 and June 30, 2002 totaled $23.5 million and $13.6 million, including capital leases, respectively. Capital expenditures were used primarily to begin the rebuild of the Erie County Cable system, continue the rebuild of the Bedford, MI system acquired from Comcast in the like-kind exchange, begin the first stages of the Pittsburgh Post-Gazette facility upgrade and maintain other operating assets.

     As of June 30, 2003, the Company had $14.4 million in cash and cash equivalents and long-term funded debt of $258.7 million, excluding letters of credit and the $11.1 million adjustment to the carrying value of underlying debt recorded in accordance with SFAS No. 133. The ratio of long-term funded debt to EBITDA for the twelve months trailing June 30, 2003 was 3.96 to 1.0. Please refer to the reconciliation of EBITDA to net income provided below. The ratio of long-term funded debt to net loss for the twelve months trailing June 30, 2003 was 30.1 to 1.0.

     For additional information on second quarter 2003 financial position, please contact Jodi Miehls, Treasurer, Block Communications, Inc. at 419-724-6257 or jmiehls@toledoblade.com.

Conference Call Information

     The Company will host a conference call to discuss its second quarter 2003 results on Wednesday, August 6, 2003 beginning at 10:00 a.m. Eastern Time Zone. Interested participants may access the call by dialing into our conference operator at 800-362-0574, conference ID: Block. A replay of the call will be available at 800-839-3607 beginning August 6, 2003 at 6:00 p.m. Eastern Time Zone until August 13, 2003 at midnight Eastern Time Zone.

Forward-Looking Statements

     Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements.

     Factors that may materially affect our future financial condition and results of operations, as well as any forward-looking statements, include economic and market conditions and many other factors beyond our control. For an additional discussion of risk factors relating to our future financial condition and results of operations, see the reports and documents the Company files with the Securities and Exchange Commission.

Results of Operations

     Set forth below are the operating results for the quarters ended June 30, 2003 and 2002. A reconciliation of net income (loss) to EBITDA is provided for the three months and six months ended June 30, 2003, June 30, 2002 and December 31, 2002.

Block Communications, Inc., and Subsidiaries

Results of Operations

	Three months ended June 30,

	2003		2002

Revenue:

Publishing	$64,172,610	59.5%	$64,646,626	61.0%

Cable	27,355,527	25.4	25,240,422	23.8

Broadcasting	10,214,156	9.5	9,686,810	9.1

Other Communications	6,061,378	5.6	6,488,681	6.1

	107,803,671	100.0%	106,062,539	100.0%

Expense:

Publishing	62,313,037	57.8	61,227,791	57.7

Cable	24,542,132	22.8	22,392,149	21.1

Broadcasting	8,936,736	8.3	8,954,146	8.4

Other Communications	5,474,888	5.1	5,899,585	5.6

Corporate general and administrative	757,363	0.7	505,795	0.5

	102,024,156	94.6	98,979,466	93.3

Operating income	5,779,515	5.4%	7,083,073	6.7%

Nonoperating income (expense):

Interest expense	(5,273,158)		(5,894,078)

Loss on disposition of Monroe Cablevision	—		—

Loss on early extinguishment of debt	—		(8,989,786)

Change in fair value of interest rate swaps	(1,402,215)		(1,183,769)

Interest income	69,556		22,116

	(6,605,817)		(16,045,517)

Loss before income taxes, minority interest And discontinued operations	(826,302)		(8,962,444)

Credit for income taxes	(159,788)		(2,471,245)

Minority interest	(15,154)		(79,947)

Loss from continuing operations	(681,668)		(6,571,146)

Loss from discontinued operations, net	(216,722)		(327,351)

Net loss	(898,390)		(6,898,497)

Add:

Interest expense	5,273,158		5,894,078

Provision for income taxes	(271,433)		(2,716,119)

Depreciation	12,424,633		10,954,638

Amortization of intangibles and deferred charges	775,907		920,926

Amortization of broadcast rights	1,672,460		1,748,818

Loss on disposal of property and equipment	3,224		5,948

Change in fair value of interest rate swaps	1,402,215		1,183,769

Loss on disposal of discontinued operations	235,591		—

Loss on early extinguishment of debt	—		8,989,786

Less:

Payments on broadcast rights	(1,638,874)		(1,351,658)

EBITDA	$18,978,491		$18,731,689

Block Communications, Inc., and Subsidiaries
Reconciliation of Net Income to EBITDA by Segment

	Publishing	Cable	Broadcasting	Other	Corporate	Consolidated

	Three months ended June 30, 2003

Net Income (loss)	$806,505	$1,953,598	$817,359	$422,649	$(4,898,501)	$(898,390)

Adjustments to Net Income (loss):

Interest expense	50,112	—	—	—	5,223,046	5,273,158

Provision (credit) for income taxes	1,003,120	860,874	442,737	(164,526)	(2,413,638)	(271,433)

Depreciation	2,865,999	7,745,190	740,975	1,072,469	—	12,424,633

Amortization of intangibles and deferred charges	88,167	184,891	4,235	—	498,614	775,907

Amortization of broadcast rights	—	74,249	1,598,211	—	—	1,672,460

Film payments	—	(72,679)	(1,566,195)	—	—	(1,638,874)

(Gain) loss on disposal of assets	(9,500)	6,113	6,868	(257)	—	3,224

Change in fair value of derivative	—	—	—	—	1,402,215	1,402,215

Loss on disposal of discontinued operations	—	—	—	235,591	—	235,591

EBITDA	$4,804,403	$10,752,236	$2,044,190	$1,565,926	$(188,264)	$18,978,491

	Three months ended June 30, 2002

Net Income (loss)	$1,592,000	$1,477,164	$630,976	$338,297	$(10,936,934)	$(6,898,497)

Adjustments to Net Income (loss):

Interest expense	49,746	—	—	—	5,844,332	5,894,078

Provision (credit) for income taxes	1,777,089	1,372,452	25,954	(321,426)	(5,570,188)	(2,716,119)

Depreciation	2,680,000	6,584,814	648,883	1,040,941	—	10,954,638

Amortization of intangibles and deferred charges	81,916	—	7,709	446,138	385,163	920,926

Amortization of broadcast rights	—	76,929	1,671,889	—	—	1,748,818

Film payments	—	(38,169)	(1,313,489)	—	—	(1,351,658)

(Gain) loss on disposal of assets	(8,194)	12,108	—	2,034	—	5,948

Change in fair value of derivative	—	—	—	—	1,183,769	1,183,769

Loss on early extinguishment of debt	—	—	—	—	8,989,786	8,989,786

EBITDA	$6,172,557	$9,485,298	$1,671,922	$1,505,984	$(104,072)	$18,731,689

	Publishing	Cable	Broadcasting	Other	Corporate	Consolidated

	Six months ended June 30, 2003

Net Income (loss)	$(359,932)	$3,501,817	$643,531	$1,028,225	$(9,900,050)	$(5,086,409)

Adjustments to Net Income (loss):

Interest expense	98,719	—	—	—	10,121,811	10,220,530

Provision (credit) for income taxes	802,205	1,533,069	379,906	(227,922)	(4,189,817)	(1,702,559)

Depreciation	5,731,998	15,573,275	1,439,707	2,140,806	—	24,885,786

Amortization of intangibles and deferred charges	176,334	369,782	8,470	—	985,950	1,540,536

Amortization of broadcast rights	—	153,926	3,241,947	—	—	3,395,873

Film payments	—	(171,886)	(3,225,880)	—	—	(3,397,766)

(Gain) loss on disposal of assets	(9,500)	45,502	6,868	(184)	—	42,686

Change in fair value of derivative	—	—	—	—	2,230,337	2,230,337

Loss on disposal of discontinued operations	—	—	—	235,591	—	235,591

EBITDA	$6,439,824	$21,005,485	$2,494,549	$3,176,516	$(751,769)	$32,364,605

	Six months ended June 30, 2002

Net Income (loss)	$1,369,693	$3,067,870	$426,424	$662,009	$528,207	$6,054,203

Adjustments to Net Income (loss):

Interest expense	86,974	—	—	—	10,555,253	10,642,227

Provision (credit) for income taxes	2,005,698	2,066,375	173,411	(536,131)	367,060	4,076,413

Depreciation	5,656,000	13,282,705	1,292,636	2,046,488	—	22,277,829

Amortization of intangibles and deferred charges	176,334	—	15,419	446,138	655,561	1,293,452

Amortization of broadcast rights	—	148,439	3,174,250	—	—	3,322,689

Film payments	—	(107,280)	(2,424,264)	—	—	(2,531,544)

(Gain) loss on disposal of assets	(7,244)	402,389	—	7,669	—	402,814

Change in fair value of derivative	—	—	—	—	(278,057)	(278,057)

Loss on early extinguishment of debt					8,989,786	8,989,786

Gain on sale of Monroe Cablevision	—	—	—	—	(21,600,189)	(21,600,189)

EBITDA	$9,287,455	$18,860,498	$2,657,876	$2,626,173	$(782,379)	$32,649,623

	Year ended December 31, 2002

Net Income	$2,344,897	$7,003,335	$2,410,338	$1,633,023	$(10,851,147)	$2,540,446

Adjustments to Net Income:

Interest expense	1,814,250	—	—	—	21,138,122	22,952,372

Income tax expense	3,910,500	3,072,100	784,300	(225,050)	(4,814,350)	2,727,500

Depreciation	11,299,600	26,681,076	2,659,875	4,112,575	—	44,753,126

Amortization	352,668	559,597	16,940	446,138	1,636,006	3,011,349

Film Amortization	—	323,961	6,814,141	—	—	7,138,102

Film payments	—	(223,346)	(5,521,115)	—	—	(5,744,461)

(Gain) loss on disposal of assets	(163,612)	(138,479)	—	1,823	—	(300,268)

Change in fair value of derivative	—	—	—	—	732,748	732,748

Other non-cash charges	—	—	—	—	(12,151,043)	(12,151,043)

EBITDA	$19,558,303	$37,278,244	$7,164,479	$5,968,509	$(4,309,664)	$65,659,871